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EXHIBIT 99.1

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE

Dimon to succeed Harrison as JPMorgan Chase CEO on December 31, 2005; merger integration proceeding well

New York, October 19, 2005 - The Board of Directors of JPMorgan Chase & Co. (NYSE: JPM) announced today that James Dimon, 49, currently President and COO, will succeed Chairman and Chief Executive Officer William B. Harrison, Jr., 62, at year end as CEO. Mr. Harrison will continue as Chairman of the Board. The change will take place about six months earlier than planned given the good progress made on successfully integrating the JPMorgan Chase and Bank One merger.

Commenting on the change, Mr. Harrison said, "With many of our merger milestones completed and financial performance improving significantly, I recommended to the Board that we accelerate the transition. I'm looking forward to doing whatever I can to support Jamie and the senior leadership team as we realize the potential of this outstanding company."

Mr. Dimon added, "Bill Harrison has been a great partner through this transition, and I look forward to his support and counsel in the future. I am very excited about the opportunity to lead this great institution."

About JPMorgan Chase

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.2 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. has its corporate headquarters in New York and its U.S. consumer and commercial banking headquarters in Chicago. Under the JPMorgan, Chase and Bank One brands, the firm serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients. Information about the firm is available at www.jpmorganchase.com.

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